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                                                                EXHIBIT 8.2


                      [CAHILL GORDON & REINDEL LETTERHEAD]


                               September 12, 1997

The Louisiana Land and
  Exploration Company
909 Poydras Street
New Orleans, Louisiana 70112

Dear Sirs:

        We have acted as tax counsel to the Louisiana Land and Exploration Company, a Maryland corporation (the "Company"), in connection with the proposed merger (the "Merger") of BR Acquisition Corporation ("Sub"), a Maryland corporation and wholly-owned subsidiary of Burlington Resources Inc., a Delaware corporation ("Parent"), with and into the Company upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 16, 1997, by and among Parent, Sub and the Company.

        In so acting, we have examined the Merger Agreement, the Joint Proxy Statement/Prospectus and the exhibits to each such document, and certain statements and representations contained in certificates signed by officers of Parent and the Company.

        Based upon and subject to the foregoing, we hereby confirm that the discussion set forth in the Joint Proxy Statement/Prospectus under the caption "Certain U.S. Federal Income Tax Consequences of the
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CAHILL GORDON & REINDEL


                                      -2-

Merger," as they relate to the federal income tax consequences of the Merger, is our opinion.

        We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America.


                                         Very truly yours,

                                         /s/ CAHILL GORDON & REINDEL
                                         ---------------------------------
                                         CAHILL GORDON & REINDEL